Exhibit 99.1

FOR IMMEDIATE RELEASE

OCTOBER 20, 2016

Investors Contact: Kate Walsh, Vice President of Investor Relations, 214-721-9696, kate.walsh@enlink.com

Media Contact: Jill McMillan, Vice President of Public Relations, 214-721-9271, jill.mcmillan@enlink.com

EnLink Midstream Declares Quarterly Distributions for Third Quarter 2016

DALLAS, October 20, 2016 — The EnLink Midstream companies today announced quarterly distributions for EnLink Midstream Partners, LP (NYSE: ENLK) (the Master Limited Partnership) and EnLink Midstream, LLC (NYSE: ENLC) (the General Partner) for the third quarter of 2016:

•                  The quarterly distribution on the Master Limited Partnership’s common units will be $0.39 per common unit, which represents a flat distribution as compared to both the second quarter of 2016 and third quarter of 2015. The distribution is payable on November 11 to unitholders of record on October 31.

•                  The quarterly distribution on the General Partner’s common units will be $0.255 per common unit, which represents a flat distribution as compared to both the second quarter of 2016 and third quarter of 2015. The distribution is payable on November 14 to unitholders of record on October 31.

About the EnLink Midstream Companies

EnLink Midstream is a leading, integrated midstream company with a diverse geographic footprint and a strong financial foundation, delivering tailored customer solutions for sustainable growth. EnLink Midstream is publicly traded through two entities: EnLink Midstream, LLC (NYSE: ENLC), the publicly traded general partner entity, and EnLink Midstream Partners, LP (NYSE: ENLK), the master limited partnership entity.

EnLink Midstream’s assets are located in many of North America’s premier oil and gas regions, including Oklahoma’s Midcontinent, the Permian Basin, and the Gulf Coast region. Based in Dallas, Texas, EnLink Midstream’s assets include approximately 11,000 miles of gathering and transportation pipelines, 19 processing plants with approximately 3.9 billion cubic feet per day of processing capacity, seven fractionators with approximately 284,000 barrels per day of fractionation capacity, as well as barge and rail terminals, product storage facilities, purchase and marketing capabilities, brine disposal wells, an extensive crude oil trucking fleet, and equity investments in certain private midstream companies.

Additional information about the EnLink companies can be found at www.EnLink.com.

Qualified Notice to Nominees:

This information is intended to be a qualified notice to nominees as provided for under Treasury Regulation Section 1.1446-4(b)(4) and (d). Under the rules applicable to publicly traded partnerships, 100 percent of the Master Limited Partnership’s distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business.  Accordingly, all of the Master Limited Partnership’s distributions to foreign investors are subject to federal income tax withholding at the highest effective tax rate.

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